SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                              ____________________


                                    FORM 8-K
                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                September 9, 2003
                        (Date of earliest event reported)


                              Openwave Systems Inc.
             (Exact name of Registrant as specified in its charter)



         Delaware                     000-25687               94-3219054
(State of incorporation or      (Commission File No.)        (IRS Employer
      organization)                                       Identification No.)



                             1400 Seaport Boulevard
                             Redwood City, CA 94063
                    (Address of principal executive offices)


                                 (650) 480-8000
              (Registrant's telephone number, including area code)

Item 5.  Other Events and Required FD Disclosure.

         On September 9, 2003, Openwave Systems Inc. (the "Company") consummated its previously announced private offering of $150.0 million aggregate principal amount of its 2 3/4% convertible subordinated notes due 2008, including $15.0 million issued pursuant to the initial purchaser's overallotment option. A press release issued by the Company and certain agreements entered into in connection with the offering are attached hereto as Exhibits 99.1 through 99.3 and by this reference incorporated herein.

         The offering was made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. As previously announced, the Company used approximately $12 million of the net proceeds to purchase a portfolio of U.S. government securities that have been pledged to secure the payment of the first six scheduled interest payments on the notes. The Company intends to use the remaining net proceeds from the offering for additional working capital and other general corporate purposes, including potential acquisitions or strategic investments, but has no specific agreements or commitments, and is not currently engaged in any negotiations, for any material acquisitions or strategic investments.

         The notes are the Company's subordinated obligations and will mature on September 9, 2008. Each note is convertible at any time at the option of the holders at a conversion price of $6.132 per share, which is equal to a conversion rate of 163.0789 per $1,000 principal amount of notes. The conversion rate may be adjusted for certain reasons as provided in the Indenture attached hereto, but will not be adjusted for accrued interest. The Company may redeem some or all of the notes for cash at any time on or after September 9, 2006 in accordance with the Indenture if the price of the Company's common stock exceeds a specified threshold.

         In addition, upon specified change in control events relating to the Company, each holder may require the Company to purchase all or a portion of its notes, as provided in the Indenture. Upon such an event, the Company will have the option to pay the purchase price in cash or, subject to certain conditions, shares of its common stock.

         The Company has agreed to file a shelf registration statement with respect to the resale of the notes and the shares of its common stock issuable upon conversion of the notes within 90 days after the original issuance of the notes and to have the shelf registration statement declared effective within 180 days after such original issuance.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         99.1     Press Release issued by the Company on September 9, 2003.

         99.2 Indenture, by and between the Company and U.S. Bank National Association as Trustee, dated September 9, 2003.

         99.3 Registration Rights Agreement, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated September 9, 2003.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

                       OPENWAVE SYSTEMS INC.



                       By:       /s/ Steve Peters
                                 -----------------------------------------------
                       Name:     Steve Peters
                       Title:    Senior Vice President, Chief Administrative and
                                 Legal Officer

Date: September 9, 2003

                                  EXHIBIT INDEX


Exhibit No.                           Description

99.1              Press Release issued by the Company on September 9, 2003.

99.2 Indenture, by and between the Company and U.S. Bank National Association as Trustee, dated September 9, 2003.

99.3 Registration Rights Agreement, by and between the Company and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated September 9, 2003.